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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                       (Amendment No.  )


               MID-AMERICA APARTMENT COMMUNITIES, INC.
                         (Name of Issuer)

                          COMMON STOCK

------------------------------------------------------------------

                 (Title of Class of Securities)

                           59522J103
                         (CUSIP Number)



Check the following box if a fee is being paid with the statement
/ /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1746 (12-91)

SCHEDULE 13G

CUSIP No. 59522J103                            Page 2 of 7 Pages

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1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, L.P.
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
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     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   65,600
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     947,250
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     65,600
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,023,250
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,088,850
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.4%
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 59522J103                            Page 3 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, INC.
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   65,600
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     947,250
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     65,600
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,023,250
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,088,850
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.4%
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 59522J103                            Page 4 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

ALAN BARRY SNYDER
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   65,600
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     947,250
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     65,600
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,023,250
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,088,850
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.4%
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 59522J103                        Page 5 of 7 Pages

ITEM 1.

     (a)  The name of the issuer is Mid-America Apartment
Communities, Inc. ("MAC").

     (b) The principal executive office of MAC is located at 6584 Poplar Avenue, Suite 340, Memphis, TN 38138.

ITEM 2.

     (a) The names of the persons filing this statement are Snyder Capital Management, L.P. ("SCMLP"), Snyder Capital Management, Inc. ("SCMI") and Alan Barry Snyder ("Snyder") (collectively, the
"Filers").

     (b) The principal business office of the Filers is located at 350 California Street, Suite 1460, San Francisco, CA 94104.

     (c) SCMLP is a Delaware limited partnership. SCMI is a California corporation. Snyder is a citizen of the United States of America.

     (d)  This statement relates to shares of Common Stock of MAC
(the "Stock").

     (e)  The CUSIP number of the Stock is 59522J103.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  /  /  Broker or Dealer registered under Section 15 of the
Act.

     (b)  /  /  Bank as defined in section 3(a)(6) of the Act.

     (c) / / Insurance Company as defined in section 3(a)(19) of the Act.

     (d) / / Investment Company registered under section 8 of the Investment Company Act.

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
Security Act of 1974 or Endowment Fund; see section 240.13d-
1(b)(1)(ii)(F).

SCHEDULE 13G

CUSIP No. 59522J103                             Page 6 of 7 Pages

     (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G)

     (h)  /XX/  Group, in accordance with section 240.13d-
1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP.

         (a) The Filers beneficially own 1,088,850 shares of the Stock.

         (b) The Filers beneficially own 6.4% of the Stock outstanding.

         (c)     (i)     The Filers have the sole power to vote or
to direct the vote of 65,600 shares of the Stock.